Exhibit 10.1

**** THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED ****

PURCHASE AND SALE AGREEMENT

GSD FLOWERFIELD LLC,

Seller

- with -

BSL ST. JAMES LLC,

Purchaser

Premises:	Approximately 9.0 Acres of Vacant Land St. James, New York

PURCHASE AND SALE AGREEMENT (“Purchase Agreement”) dated as of August , 2019 (“Effective Date”) by and between GSD FLOWERFIELD LLC, a limited liability company validly organized and existing under the laws of the State of New York, having an office at 1 Flowerfield Road, Suite 24, St. James, New York 11780 (“Seller”), and BSL ST. JAMES LLC, a limited liability company [****](“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the fee simple owner of approximately [****] acres of land being in the Hamlet of St. James, Town of Smithtown, County of Suffolk, State of New York; located off of New York State Route 25A in the Gyrodyne/Flowerfield complex and designated as District 0800, Section 40, Block 2, Lots 4, 13.3, 13.4, 14 and 15 on the Land and Tax Map of the County of Suffolk (“Overall Property”); and

WHEREAS, Seller desires to subdivide the Overall Property into separate and distinct parcels, one parcel of which to be approximately nine (9.0) acres of vacant land generally shown as Lot 4 on that certain Alternate Plan No. 10, prepared by Cameron Engineering & Associates, LLP, dated April 2019, a copy of which is annexed hereto and made a part hereof as EXHIBIT “A” (“Premises”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Premises on the terms, covenants and conditions set forth in this Purchase Agreement.

NOW, THEREFORE, in consideration of the Premises and the mutual covenants contained herein, the parties hereby covenant and agree as follows:

SECTION 1

SALE OF PREMISES AND ACCEPTABLE TITLE

1.1     Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Premises at the price and upon the terms and conditions set forth herein.

1.2     As of the Effective Date, Seller shall take the Premises off the market and shall not actively solicit or accept any offers for the Premises unless and until Purchaser defaults under the terms, covenants and/or conditions of this Purchase Agreement.

1.3     (A) Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this Purchase Agreement, subject only to the matters (“Permitted Exceptions”) set forth in EXHIBIT “B” annexed hereto and made a part hereof and such other matters as Purchaser has agreed to take subject to or is deemed to have taken subject to.

(B)     Prior to the expiration of the Investigation Period (as hereinafter defined), Purchaser shall deliver to Seller’s attorneys, a title commitment (“Title Commitment”) from any reputable title insurance company licensed to do business in the State of New York (“Title Company”). In the event the Title Commitment sets forth exceptions to title to which Purchaser objects which are not Permitted Exceptions described in (a) through and including (c) of EXHIBIT “B” (each, a “Title Defect”), Purchaser shall notify Seller within ten (10) days thereafter of the Title Defect. Purchaser’s failure to so notify Seller within such ten (10) day period shall be deemed a waiver of Purchaser’s right to raise such objections (the “Title Objection Notice”).

(C)     [****]Seller shall have seven (7) business days from delivery of Purchaser’s Title Objection Notice by a response notice to Purchaser (“Seller’s Response Notice”) to decline to cure objections to title which [****].

(D)     In the event the Title Company is unwilling or unable to remove any exception(s) to title, Seller shall have the right to engage any reputable title company licensed to conduct business in the State of New York and, in the event such title company engaged by Seller is willing to omit such exception(s) without additional premium, Purchaser shall be bound to accept title from the title company engaged by Seller, but only so long as such title policy is underwritten by either Fidelity National Title Insurance Company or First American Title Insurance Company.

(E)     In the event there exists any Title Defect which Seller has declined to cure pursuant to a Seller’s Response Notice, Purchaser shall have the option of (i) closing title, notwithstanding such Title Defect, without any abatement of the Purchase Price, or (ii) terminating this Purchase Agreement by written notice to Seller within ten (10) days after Purchaser receives Seller’s Response Notice. In the event Purchaser elects to terminate this Purchase Agreement by reason of the foregoing, the Deposit (as hereinafter defined) shall be returned promptly to Purchaser and neither party shall have any further obligation to the other, except as otherwise expressly set forth in this Purchase Agreement.

1.4     (A) Except as provided herein, all notes or notices of violations of law or governmental ordinances, orders or requirements (each, a “Violation”) which were noted or issued prior to the Closing Date by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises (except for conditions that were caused by or on behalf of Purchaser) shall be removed by or complied with by Seller. [****] All such notes or notices of violations noted or issued on or after the Closing Date and those which were caused by or on behalf of Purchaser shall be the sole responsibility of Purchaser.

(B) If required, Seller, upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises.

SECTION 2

PURCHASE PRICE AND DOWNPAYMENT

2.1     The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Premises is SIXTEEN MILLION EIGHT HUNDRED THOUSAND AND 00/100 ($16,800,000.00) DOLLARS.

2.2     [****].

2.3     [****]. The Deposit shall be refundable to Purchaser if Purchaser terminates this Purchase Agreement (i) on or before the Investigation Period Notice Date in accordance with Section 1.2(D) or 3.1(C); (ii) on account of a condemnation in accordance with Section 14.1; (iii) upon Seller’s failure to obtain Subdivision Approval prior to the expiration of the Subdivision Approval Period in accordance with Section 3.3(B); (iv) upon Purchaser’s failure or inability, despite its diligent efforts, to obtain the Site Plan Approval prior to the expiration of the Site Plan Approval Period in accordance with Section 3.4; (v) in the event of an uncured default by Seller, beyond the expiration of any applicable grace, notice and or cure period, in accordance with Section 11.1; and (iv) as permitted under Section 17.3(B). Purchaser shall be solely responsible for the administrative costs and expenses imposed by Escrow Agent in connection with the Deposit.

2.4     [****].

2.5     All sums which are to be paid to Seller under this Purchase Agreement shall be paid by unendorsed certified or official bank teller’s checks drawn on a bank which is a member of the New York Clearinghouse, or by electronic wire transfer of immediately available funds. Upon two (2) days’ written notice from Seller, Purchaser shall deliver separate checks at Closing or make separate wire transfers in the number and amounts requested by Seller as designated in such notice.

SECTION 3

INVESTIGATION PERIOD AND APPROVAL PERIOD

3.1     Investigation Period.     (A) [****](“Investigation Period”) within which it may conduct investigations and studies concerning the Premises. Such investigations and studies are hereinafter referred to as the “Investigation Period Permitted Activities”. Any report prepared by a party in performing such investigations shall hereinafter be referred to as a “Report”. For the purpose of this Purchase Agreement, the term “Report” shall not be deemed to include any budget, market or feasibility analysis or other proprietary information prepared by or on behalf of Purchaser with respect to Purchaser’s intended use of the Premises. Purchaser’s Investigation Period Permitted Activities shall be performed pursuant to the provisions of Section 3.2 below. Within two (2) business days following the Effective Date, Seller shall deliver copies of the following documents, if any, concerning the Premises in Seller’s possession and control:

(i) environmental reports; (ii) geotechnical reports; (iii) title reports; (iv) survey;

(v) site plan; (vi) documentation or plans related to wetlands, water-related setbacks, restrictions of uses including order of conditions, certificates of compliance, violation notices or other items; (vii) traffic studies or curb cut information; (viii) documentation regarding historic use and property restrictions; (ix) reports regarding utility availability or lack of availability including, without limitation, sewer, water, electric, gas and cable television; and (x) permits and approvals issued previously for the Premises (collectively, “Seller’s Documents”).

(B)     During the Investigation Period, Purchaser shall have the opportunity to inspect the Premises which inspection may include, but shall not be limited to (i) an environmental survey and/or assessment to determine the existence of pollutants and/or contaminants and/or hazardous and/or toxic substances, materials and/or chemicals as defined in Environmental Laws (as defined in Section 16.1 herein) (hereinafter referred to collectively or individually as “Hazardous Substances”), (ii) compliance with all applicable laws, statutes, rules and regulations imposed by any relevant governmental authority having jurisdiction over the Premises, and (iii) all other matters reasonably affecting or reasonably related to the transaction as may be appropriate. Notwithstanding the foregoing, Purchaser shall, prior to commencing any Investigation Period Permitted Activities, (i) notify Seller of the scope of all testing to be undertaken at the Premises, the methodologies to be used and the identities of the consultants and/or contractors retained by Purchaser to conduct such testing; and (ii) obtain Seller’s prior written consent to any invasive testing at the Premises. For the purpose of this subsection, invasive testing shall include, but is not limited to, (i) taking, sampling or testing groundwater or soils, (ii) air quality sampling or testing, and (iii) probing, cutting, penetrating, removing or otherwise disturbing the Property in order to sample, test, observe and/or monitor the Property.

(C)     [****]In such event, any Report prepared in connection therewith shall be delivered to Seller. Any notice purporting to terminate this Purchase Agreement pursuant to the provisions of this subsection 3.1(C) after the Investigation Period Notice Date shall be deemed null and void and of no force and effect. In the event Purchaser terminates this Purchase Agreement, as provided herein, the sole liability of Seller shall be Escrow Agent refunding the Initial Deposit within five (5) days after receipt of Purchaser’s cancellation notice and all Reports. Upon such reimbursement, this Purchase Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liabilities except as otherwise expressly set forth in this Purchase Agreement.

(D)     In the event Purchaser does not cancel this Purchase Agreement as provided in subsection 3.1(C) above, then, in such event, Seller and Purchaser shall proceed with the transaction contemplated herein in accordance with the terms of this Purchase Agreement.

3.2     (A) Purchaser’s Investigation Period Permitted Activities shall be performed and conducted at Purchaser’s sole cost and expense and in all respects in a commercially reasonable manner by Purchaser, its employees, agents, and independent contractors. In connection with the foregoing, and for the purpose of conducting and performing any Investigation Period Permitted Activities, Purchaser and its employees, agents, and independent contractors shall have the right and license, during the Investigation Period, to enter onto the Premises as described in subsection 3.2(B) below.

(B)     In order to obtain entry to the Premises where necessary to perform the Investigation Period Permitted Activities, Purchaser and its employees, agents and independent contractors and representatives shall notify by telephone [****], a representative of Seller, at [****] of the identity of each of the parties intending to enter the Premises and the approximate period of time during which they will be located on the Premises. Seller shall coordinate each and every entry by Purchaser and/or its agents upon the Premises and may, at Seller’s option, have a representative of Seller present during any and all testing and other investigations and inspections at the Premises.

(C)     [****].

(D)    Purchaser hereby indemnifies and shall protect, save, defend and hold forever harmless Seller from and against all liabilities, obligations, claims, damages, judgments, awards, penalties, costs, and expenses including, without limitation, reasonable attorneys’ fees and court costs at all levels of proceedings, which Seller may incur, suffer or sustain, or for which Seller may become obligated or liable by reason of any act or omission on the part of Purchaser, its employees, agents, and/or independent contractors in the performance of conduct of the Investigation Period Permitted Activities or by reason of any injury to or death of persons or loss of or damage to property in connection with, or as a result of, any such entry or entries upon or use of the Premises by Purchaser, its employees, agents, and/or independent contractors in connection with the Investigation Period Permitted Activities or as a result of any liens for labor or services performed and/or materials furnished by or for the account of Purchaser in respect of the Premises [****]. In the event this Purchase Agreement terminates for any reason, Purchaser shall also be obligated to restore the Premises to the condition in which it existed prior to the commencement of Purchaser’s activities thereon. The provisions of this subsection 3.2(D) shall survive any termination of this Purchase Agreement.

3.3     Subdivision Approval. (A) This Purchase Agreement shall be subject to and contingent upon Seller obtaining a subdivision of the Overall Property into separate and distinct parcels to create the Premises as generally shown as Lot 4 on EXHIBIT “A” (“Subdivision Approval”) within [****] following the Investigation Period Notice Date (“Subdivision Approval Period”). Subdivision Approval includes, without limitation, the following: (i) review and approval by the Planning Board of the Town of Smithtown and expiration of any appeals period, (ii) review and approval by the Suffolk County Department of Health Services under Article 6 of the Suffolk County Sanitary Code and expiration of any appeals period, and (iii) delivery of a stamped copy of the subdivision map filed in the Office of the Clerk of the County of Suffolk. Seller has made application to the Town of Smithtown (“Town”) and will make application to the County of Suffolk Department of Health Services for the Subdivision Approval promptly following the Investigation Period Notice Date and shall use commercially reasonable efforts to pursue the Subdivision Approval. Purchaser shall fully cooperate with Seller’s pursuit of the Subdivision Approval and, at Seller’s request, attend any and all meetings and public hearings with respect to the Subdivision Approval. Upon the filing of the subdivision map in the Office of the Clerk of the County of Suffolk, Escrow Agent shall immediately release the Deposit to Seller.

(B)     In the event Seller fails to obtain the Subdivision Approval prior to the expiration of the Subdivision Approval Period, Seller and Purchaser shall each have the right to terminate this Purchase Agreement by delivering written notice to the other party on or before 5:00pm New York time on the last day of the Subdivision Approval Period. Notwithstanding the foregoing and provided Seller’s application for the Subdivision Approval has not been denied, Seller shall have the right to extend the Subdivision Approval Period for one period of [****] (“Subdivision Extension Option”) upon delivery of written notice to Purchaser prior to the expiration of the Subdivision Approval Period. In the event Seller exercises the Subdivision Extension Option but fails to obtain the Subdivision Approval on or before the expiration of the Subdivision Approval Period, as extended, Seller and Purchaser shall each have the right to terminate this Purchase Agreement upon written notice to the other delivered no later than 5:00pm New York time on the last day of the Subdivision Approval Period, as extended, in which case the Deposit shall be returned to Purchaser and the parties hereto shall have no further rights or obligations to each other hereunder except as otherwise expressly set forth in this Purchase Agreement.

(C)     If the Subdivision Approval contains (i) a condition or requirement that Purchaser construct off-site improvements that would cost Five Hundred Thousand and 00/100 ($500,000.00) Dollars or more as reasonably determined by a consultant mutually acceptable to Seller and Purchaser (unless Seller, in its sole [****].

(D)     If this Purchase Agreement is terminated pursuant to subsections 3.3(B) or (C) above, Escrow Agent shall promptly return the Deposit to Purchaser, in which case the parties hereto shall have no further rights or obligations to each other hereunder, except as otherwise expressly set forth in this Purchase Agreement.

3.4     Site Plan Approval. [****].

SECTION 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller warrants and represents to Purchaser as follows:

4.1     To the best of Seller’s knowledge, neither the execution of this Purchase Agreement nor the consummation by Seller of the transactions contemplated by this Purchase Agreement will (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default, or result in a termination of, any agreement or instrument to which Seller is a party, (b) violate any restriction to which Seller is subject, or (c) result in the creation of any lien, charge or encumbrance upon the Premises or any part thereof.

4.2     Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York, authorized to conduct business in the State of New York, and is the sole owner of the Premises.

4.3     Seller has all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Purchase Agreement and to consummate the transactions contemplated in this Purchase Agreement. The individual executing this Purchase Agreement on Seller’s behalf has been duly authorized and is empowered to bind Seller to this Purchase Agreement.

4.4     Seller is not listed nor is it owned or controlled by, or acting on behalf of, any person or entity on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom a citizen of the United States is restricted from doing business.

4.5     No bankruptcy, insolvency, rearrangement or similar action or proceedings, whether voluntary or involuntary, is pending or, to the best of Seller’s knowledge, threatened against Seller.

4.6     To the best of Seller’s knowledge, there are no outstanding violations of any laws, statutes, ordinances, rules or regulations with respect to the Premises, nor have any notices of any uncorrected violations of any laws, statutes, ordinances, rules or regulations been received.

4.7     [****].

4.8     Seller is not a “foreign person” as such term is defined in Section 1445 of the Internal Revenue Code as amended by the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), and Seller shall provide Purchaser with an affidavit to that effect in compliance with FIRPTA at Closing.

4.9     To the best of Seller’s knowledge, there are no pending or previously decided or contemplated eminent domain or condemnation proceedings affecting or which may affect any portion of the Premises.

4.10     The execution and delivery of this Purchase Agreement and the consummation of the transactions hereunder will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture, or other instrument to which Seller is a party or by which it or the Premises is bound.

4.11     [****].

4.12     The Premises is vacant land.

4.13     [****].

4.14     [****].

4.15     [****].

4.16     [****].

SECTION 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser warrants and represents to Seller as follows:

5.1     Neither the execution of this Purchase Agreement nor the consummation by Purchaser of the transaction contemplated by this Purchase Agreement will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default, or result in a termination of, any agreement or instrument to which Purchaser is a party, (ii) violate any restriction to which Purchaser is subject or (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order.

5.2     Purchaser is a limited liability company duly organized, validly existing and in good standing [****].

5.3     Purchaser has all requisite authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Purchase Agreement, to apply for and diligently pursue the Site Plan Approval and to consummate the transactions contemplated in this Purchase Agreement. The individual executing this Purchase Agreement on Purchaser’s behalf has been duly authorized and is empowered to bind Purchaser to this Purchase Agreement.

5.4     Purchaser represents and warrants that it is not listed nor is it owned or controlled by, or acting for or on behalf of, any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Seller is restricted from doing business.

SECTION 6

CLOSING

6.1 Except as otherwise provided in this Purchase Agreement, the closing of title (“Closing”) shall take place at the office of Seller’s counsel on the thirtieth (30th) day following the earlier of: [****]. If the thirtieth (30th) day falls on a Saturday, Sunday or legal holiday for which banks in the State of New York are authorized to close, the Closing shall occur on the next business day. The actual date of the Closing is referred to in this Purchase Agreement as the “Closing Date”.

SECTION 7

CONDITIONS PRECEDENT

7.1     Purchaser’s obligation to close title pursuant to the terms of this Purchase Agreement is subject to and conditioned upon the following:

(A)     Each of the representations and warranties made by Seller in Section 4 hereof being true and complete in all material respects on the Closing Date as if made on and as of such date. At the Closing, Seller shall deliver to Purchaser a certification to this effect; and

(B)     Seller shall have performed all obligations which it is required to perform pursuant to the provisions of this Purchase Agreement.

(C)     On the Closing Date, title to the Premises shall be as provided in Section 1 of this Purchase Agreement, provided that additional exceptions to title recorded against the Premises after the establishment of the Permitted Exceptions under said paragraph that result from the Subdivision Approval and/or Purchaser’s efforts to obtain the Site Plan Approval or are otherwise necessary to facilitate development of the Project shall be treated as Permitted Exceptions and shall not be deemed to prevent satisfaction of the condition to Closing set forth in this subsection 7.1(C);

(D)     On the Closing Date, (i) the Premises shall be in the same condition that it is in now, reasonable use, wear and tear excepted, and free from tenants and occupants; (ii) there shall be no judicial or administrative or condemnation proceeding pending or threatened concerning the Premises that was not disclosed in writing to Purchaser at least ten (10) days prior to the Investigation Period Notice Date; and (iii) the Premises shall be free and clear of: (y)     any management or leasing agreements and any other contracts; and (z) collective bargaining or employment agreements except any that may be required in connection with Purchaser’s payment in lieu of taxes agreement, if any.

7.2     Seller’s obligation to consummate the sale of the Premises pursuant to the terms of this Purchase Agreement is subject to and conditioned upon the following:

(A)     Each of the representations and warranties made by Purchaser in Section 5 hereof being true and complete on the Closing Date as if made on and as of such date. At the Closing,

Purchaser shall deliver to Seller a certification to this effect; and

(B)     Purchaser shall have performed all obligations which it is required to perform pursuant to the provisions of this Purchase Agreement.

SECTION 8

SELLER’S CLOSING OBLIGATIONS

At the Closing, Seller shall:

8.1     Deliver a statutory form of Bargain and Sale Deed With Covenants Against Grantor’s Acts (“Deed”), containing the covenant required by Section 13 of the Lien Law of the State of New York, and executed in proper statutory form for recording so as to convey to Purchaser fee simple title to the Premises, subject only to the Permitted Exceptions.

8.2     Deliver a form TP-584 duly executed by Seller, a New York State Equalization Form (RP-5217) executed by Seller, and any other instruments, affidavits and/or tax returns as are customarily executed by the seller of an interest in real property in connection with the recording of a deed.

8.3     Deliver a non-foreign affidavit with respect to Seller as required by IRC Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, (“Code”) and the regulations issued thereunder, and Purchaser shall not deduct or withhold any portion of the Purchase Price pursuant to Section 1445 of the Code.

8.4     Deliver such affidavits and indemnifications as the Title Company may reasonably require in order to omit from its title insurance policy all exceptions for parties in possession or persons entitled to a mechanic’s lien, judgments, bankruptcies or other returns against persons or entities whose names are the same or similar to Seller’s name; and other documents as the Title Company may reasonably require.

8.5     Deliver checks to the appropriate officers in payment of all applicable real property transfer taxes imposed upon the seller of an interest in real estate by statute and copies of any required tax returns therefor executed by Seller, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof.

8.6     Deliver a resolution of Seller authorizing the sale and delivery of the Deed and setting forth facts showing that the transfer complies with all applicable law.

8.7     In the event the Deposit is not released to Seller prior to the Closing Date pursuant to the terms of this Purchase Agreement, deliver a letter authorizing Escrow Agent to disburse the Deposit to Seller.

8.8	Deliver possession of the Premises to Purchaser.

8.9	Deliver to Purchaser the certification required in subsection 7.1(A).

SECTION 9

PURCHASER’S CLOSING OBLIGATIONS

At the Closing, Purchaser shall:

9.1     Deliver the balance of the Purchase Price, subject to adjustment as provided in this Purchase Agreement, by immediately available federal funds transferred by wire to such account(s) in such bank(s) as Seller shall designate; or by certified or official bank teller’s check(s) to Seller and/or its designees, at Seller’s option.

9.2     In the event the Deposit is not released to Seller prior to the Closing Date pursuant to the terms of this Purchase Agreement, deliver a letter authorizing Escrow Agent to disburse the Deposit to Seller.

9.3	Deliver to Seller the certification referred to in subsection 7.2(A).

9.4     Cause the Deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers or to the Title Company promptly after the Closing.

9.5     Deliver to Seller such other documents as are required by this Purchase Agreement to be delivered by Purchaser or as reasonably requested by Seller in order to effectuate the provisions of this Purchase Agreement.

SECTION 10

APPORTIONMENTS AND OTHER PAYMENTS

10.1     The following apportionments shall be made between the parties at the Closing as of the close of business on the day immediately prior to the Closing Date: real estate taxes, water charges and sewer rents, if any, on the basis of the lien period for which assessed, except if there is a water meter on the Premises, apportionment at Closing shall be based on the last available reading, subject to adjustment after Closing when the next reading is available. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be based upon the tax rate for the immediately preceding period applied to the latest assessed valuation. Installments for assessments noted against the Premises prior to Closing shall be the responsibility of the Seller. If the Closing shall occur before the real estate taxes for the Premises are apportioned out of the Overall Property, then in such event the adjustment for real estate taxes shall be based upon Purchaser’s Proportionate Share (as hereinafter defined) of the real estate tax bill for the Overall Property and, at Closing, the parties shall enter into an agreement by which Purchaser agrees to pay to Seller Purchaser’s Proportionate Share of all unapportioned real estate tax bills for the Overall Property, if any, following the Closing Date.

10.2     Purchaser and Seller shall apportion the Common Facilities Costs (as hereinafter defined) pursuant to Section 21 herein.

10.3     In the event the net apportionment or payment is required to be made by Purchaser, the amount due shall be added to the payment due at the Closing and paid either by electronic wire transfer of immediately available funds or by certified or official bank teller’s check(s); or, in the event the net apportionment or payment is required to be made by Seller, the amount due shall be applied as a credit against the amount due at the Closing.

10.4     The parties hereto agree that any errors or omissions in computing apportionments at the Closing shall be corrected promptly after discovery, but in no event later than six (6) months after the Closing.

10.5     Seller shall pay the New York State transfer tax on the Deed. Purchaser shall pay the following costs: any transfer taxes imposed upon a purchaser by statute, the title insurance premium and the services charges by the Title Company (if any), the cost of all recording charges in connection with the Closing other than charges incurred to record documents in connection with the clearing of title by Seller pursuant to this Purchase Agreement (which recording charges shall be paid by Seller), except as otherwise provided herein.

10.6     The provisions of this Section 10 shall survive the Closing in accordance with the terms hereof.

SECTION 11

TERMINATION AND REMEDIES

11.1     In the event that on the Closing Date or after any permitted adjournment of the Closing Date, any of Seller’s representations or warranties contained herein are untrue in any material respect or if any of the conditions precedent to Purchaser’s obligation to consummate the transactions contemplated hereby shall have failed to occur and Seller fails to cure such untruth or condition precedent within thirty (30) days following written notice from Purchaser, Purchaser may, at its option (i) terminate this Purchase Agreement by giving written notice of termination to Seller, in which event Purchaser shall receive a refund of the Deposit and the Extension Fees (if previously paid by Purchaser), but specifically excluding any statutory interest, and neither party under this Purchase Agreement shall have any further obligation to the other, or (ii) close title to the Premises without any abatement of the Purchase Price, in which event Purchaser shall be deemed to have waived any rights it may have had on account of such untruth, failure to perform or failure to occur. If Seller defaults in any of its obligations under this Purchase Agreement and fails to cure such default within thirty (30) days following written notice from Purchaser of such default, then Purchaser may, at Purchaser’s election: (a) terminate this Purchase Agreement by giving written notice thereof to Seller, in which event the Deposit and the Extension Fees (if previously paid by Purchaser), but specifically excluding any statutory interest, will promptly be returned to Purchaser, [****](b) waive such default and consummate the transaction contemplated hereby in accordance with the terms of this Purchase Agreement; or (c) seek specific performance.

11.2     If Purchaser defaults under the terms of this Purchase Agreement, the entire damages which Seller will thereby sustain cannot be exactly determined; therefore, it is agreed that in the event of any default by Purchaser, the Deposit and the Extension Fees (to the extent previously paid by Purchaser) shall be considered as liquidated damages for such failure or refusal of Purchaser to consummate this transaction or for any non-compliance, non- performance, breach or default by Purchaser, and shall become the exclusive property of, and be permanently retained by Seller, as Seller’s sole remedy and Purchaser’s sole obligation in any and all events. Seller shall retain such amounts as liquidated damages and no further rights or causes of action shall remain against Purchaser, nor shall Purchaser have any further rights under this Purchase Agreement or otherwise, with respect to Seller, except as otherwise expressly set forth in this Purchase Agreement.

SECTION 12

BROKER

12.1 Seller and Purchaser each represent and warrant to the other that no broker, finder or similar persons other than David Madigan, David Pannetta and Robert Stricoff, each of Cushman Wakefield of Long Island Inc. (collectively, “Broker”) was involved in or connected with the transaction contemplated by this Purchase Agreement. Purchaser further represents that no broker, finder or similar person other than Broker brought the Premises to the attention of Purchaser. Purchaser and Seller each hereby indemnify and shall defend, save and hold the other harmless of and from all loss, cost, liability and expense, including, without limitation, reasonable attorneys’ fees, which may be incurred by the other in connection with any claim for commission or other compensation, whether based on a claim of brokerage, or based on a contract, quasi-contract or tort, which may be made by any person, firm or corporation other than Broker who claims to have dealt with Seller or Purchaser, as the case may be, in connection with the transaction contemplated by this Purchase Agreement. Seller shall pay Broker pursuant to a separate agreement between Seller and Broker.

The representations and obligations under this Section 12 shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Purchase Agreement.

SECTION 13

NOTICES

13.1 Any notice required to be given hereunder shall be given in writing by depositing such notice in a post-paid wrapper, in an official depository under the exclusive care and custody of the United States Postal Service within New York State, or by Express Mail, Federal Express or messenger service (with proper receipt therefor), addressed to the party at the address set forth below with a copy of any such notice by a similar method of delivery or by fax transmission (with proper receipt therefor and a copy sent by mail) to the attorney for such party as follows:

IF TO SELLER:	GSD Flowerfield LLC 1 Flowerfield Road
Suite 24 St. James, New York 11780 Attention: Peter Pitsiokos, COO Tel. [****] E-Mail: [****]*

WITH A COPY:	Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue 9th Floor East Meadow, New York 11554 Attention: Howard M. Stein, Esq. Tel. (516) 296-7093 Fax (516) 296-7111 E-Mail: hstein@certilmanbalin.com

IF TO PURCHASER:	[****]

WITH A COPY:	[****]

IF TO ESCROW AGENT:	[****]

Any notice hereunder may be given by the attorney for a party and shall have the same force and effect as if given by the party. Either party may by notice change the address at which notices are to be given hereunder. Notices shall be deemed given upon receipt or first refusal thereof.

SECTION 14

CONDEMNATION AND CASUALTY

14.1     In the event of condemnation of the Premises or any portion thereof between the Effective Date and the Closing Date which would materially interfere with or adversely affect the Premises, Purchaser shall have the option to terminate this Purchase Agreement by written notice to Seller, in which event the sole liability of Seller shall be Escrow Agent refunding the Deposit to Purchaser. Upon such reimbursement, this Purchase Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liabilities except as expressly set forth in this Purchase Agreement. In the event there is a condemnation and Purchaser does not elect to terminate this Purchase Agreement, Seller shall assign to Purchaser any condemnation award it may be entitled to receive and Seller and Purchaser shall proceed with the transaction contemplated herein in accordance with the terms hereof.

14.2     With respect to a casualty at the Premises, the provisions of Section 5-1311 of the General Obligations Law of the State of New York shall not apply. Purchaser shall have no right to cancel this Purchase Agreement as a result of any casualty at the Premises. Purchaser acknowledges that the Premises is vacant land and no property or casualty insurance is carried on the Premises.

SECTION 15

CONFIDENTIALITY

15.1 Purchaser and Seller shall each keep the terms, covenants and conditions of this Purchase Agreement (“Confidential Information”) strictly confidential and not disclose all or any portion of the Confidential Information to any third party, except that each party may disclose Confidential Information to its affiliates and its directors, officers, employees, agents, potential equity partners or lenders, advisors (including, without limitation, financial advisors, counsel and accountants) (collectively, “Representatives”) and Escrow Agent; provided, however, each party agrees to notify in writing each of its Representatives (other than legal counsel who are bound by professional and ethical guidelines regarding confidentiality of client information) that receives Confidential Information of the confidentiality provisions of this Purchase Agreement and to direct its Representatives to keep the Confidential Information strictly confidential. Notwithstanding the foregoing, nothing in this Section 15 shall prevent Purchaser or Seller from disclosing or accessing any Confidential Information (a) in connection with the enforcement of its rights hereunder; (b) pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative, legislative or regulatory body or committee, (c) pursuant to any legal requirement (including, without limitation, any legal requirement by virtue of Seller’s status as a public company), any statutory reporting requirement or any accounting or auditing disclosure requirement; (d) in connection with performance by either party of its obligations under this Purchase Agreement (including, without limitation, the pursuit of the Subdivision Approval and the Site Plan Approval and the delivery and recordation of instruments, notices or other documents required hereunder); (e) in the ordinary course of business of Seller or Purchaser, including, without limitation, press releases; or (f) to potential investors, participants or assignees in or of the transaction contemplated by this Purchase Agreement provided that the same have been advised of the confidentiality provisions of this Section 15.

SECTION 16

DISCLAIMER: RELEASE OF CLAIMS

16.1     Purchaser, for itself, its heirs, grantees, successors and assigns, if any, does hereby release, acquit and forever discharge Seller, all of Seller’s affiliates, parent corporations and predecessors, its present and former members, officers, employees, agents, brokers, contractors and attorneys from any and all claims (whether known or unknown, contingent or liquidated, in contract or in tort or pursuant to any other theory) arising from or related to any conditions affecting the Premises. This release includes but is not limited to all claims, fines, penalties, demands and causes of action for personal injuries, breach of contract, failure of representations and warranties, loss of consortium and services, damage to real property, damage to personal property, damage to improvements or fixtures, illness, death, medical expenses, expenses of monitoring and testing, prejudgment interest, punitive damages, violations of Environmental Laws, attorneys’ fees and any and all other losses and damages of every kind or character that have accrued or may in the future accrue to Purchaser, its heirs, grantees, successors and assigns. The release set forth in this Section 16.1 specifically includes any claims under any Environmental Laws. “Environmental Laws” includes the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§7401 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 1101 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ l36 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 3001 et seq.), as any of the same maybe amended from time to time, and any other federal, state or local law, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether such laws and/or regulations are in existence at the time this Purchase Agreement is executed.

16.2     The provisions of this Section 16 shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Purchase Agreement.

SECTION 17

CONDITION OF PREMISES

17.1     Purchaser acknowledges that it has fully examined the Premises or will have fully examined the Premises during the Investigation Period and is purchasing the Premises in an “as is” condition “with all faults” and specifically and expressly without any warranties, representations or guarantees, from or on behalf of Seller and its agents. Purchaser has not relied, and is not relying, upon any information, document, sales brochures or other literature, maps or sketches, projection, proforma, statement, representation, guarantee or warranty (whether express or implied, or oral or written, or material or immaterial) that may have been given by or made by or on behalf of Seller.

17.2     Purchaser hereby acknowledges that it shall not be entitled to, and should not, rely on Seller or its agents as to: (i) the quality, nature, adequacy or physical condition of the Premises; (ii) the quality, existence, nature, adequacy or physical condition of soils, sub-surface support or ground water at the Premises; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Premises; (iv) the existence, quality, nature or adequacy of any ability to access utilities, including, but not limited to, electricity, natural gas, water and sewer; (v) the existence, quality, nature, adequacy, physical condition, or ability to access any rights of way or roads of any kind; (vi) the development potential of the Premises, its habitability, or the merchantability, or fitness, suitability or adequacy of the Premises for any particular purpose; (vii) the zoning classification, use or other legal status of the Premises; (viii) the existence, applicability, quality or nature of any setback requirements; (ix) the Premises’ or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions or any governmental or quasi-governmental entity or of any other person or entity; (x) the quality of any labor or materials relating in any way to the Premises; or (xi) compliance with any environmental or occupational protection, pollution, subdivision or land use laws, rules, regulations, orders or requirements including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste, material or substance. The provisions of this Section 17.2 shall survive the Closing.

17.3      [****].

SECTION 18

ASSIGNMENT OF CONTRACT

18.1 Purchaser shall not assign this Purchase Agreement or the rights and obligations hereunder without the prior written consent of Seller. Notwithstanding the foregoing, Purchaser shall have the right to assign this Purchase Agreement at Closing to a single purpose entity controlled by Purchaser.

SECTION 19

TAX DEFERRED EXCHANGE

19.1 Seller may desire to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Code and the Regulations promulgated thereunder, fee title in the Premises. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date. Purchaser shall cooperate with Seller and the Qualified Intermediary to complete any such exchange.

SECTION 20

TAX REDUCTION PROCEEDING

20.1 If a proceeding is pending to correct or reduce the assessed valuation of the Premises, such proceeding shall be continued by Seller, and Purchaser agrees to pay a share of the fees and disbursements in the event that a reduction is obtained which shall be in proportion to the share of the benefit to Purchaser from the Closing Date to the date of determination of the proceeding. This provision shall survive the Closing.

SECTION 21

INFRASTRUCTURE AND SHARED COSTS

21.1 (A) The subdivision of the Overall Property will necessarily require the construction by Seller and subsequent maintenance of certain common facilities, including but not limited to: an on-site sewerage treatment plant (“STP”), interior roadways/walkways/curbing/sidewalks, drainage facilities, lighting, landscaping, retaining walls, water supply system and utilities (collectively, “Common Facilities”). The current estimated cost to construct the Common Facilities is set forth in the estimate by Cameron Engineering & Associates annexed hereto and made a part hereof as EXHIBIT “D” (“Common Facilities Costs”), which estimate may be modified and/or revised during the course of development of the Overall Property as reasonably determined by Cameron Engineering & Associates, to which modification Purchaser and Seller shall be bound. The Common Facilities Costs will also include any required engineering or other soft costs related to the infrastructure and will be allocated based on the respective column in the table that they relate to. The actual Common Facility Costs and related engineering and other soft costs may differ, whether higher or lower, from the estimates. Purchaser shall fund its Proportionate Share (as hereinafter defined) of the actual costs based on the allocation percentages and methodology reflected in the table.

(B)     At Closing, Seller and Purchaser shall enter into an escrow agreement in substantially the same form delivered to Purchaser prior to the Investigation Period Notice Date (“Post Closing Escrow Agreement”), wherein Purchaser shall agree to deposit its Proportionate Share of the Common Facilities Costs and Seller shall deposit (or post a letter of credit for) or require the purchasers of other portions of the Overall Property to deposit, the balance of the Common Facilities Costs into an escrow account as further described in the Post Closing Escrow Agreement. The Post Closing Escrow Agreement shall provide that the designated escrow agent shall release the amounts necessary to construct the Common Facilities as same become due upon a submittal of work order and corresponding invoice from Cameron Engineering & Associates or the applicable contractor, as certified to be complete.

(C)     Upon Closing, Purchaser shall be responsible to pay its Proportionate Share of the costs of the maintenance and/or replacement of the Common Facilities. Seller shall create a Property Owners Association to govern such Common Facilities and Purchaser shall be bound by a Property Owners Association Declaration of Covenant, Restrictions, Easements and Charges (“POA Declaration”) in substantially the same form delivered to Purchaser prior to the Investigation Period Notice Date. Seller shall record the POA Declaration at or prior to the Closing. This provision shall survive Closing.

(D)     The determination of Purchaser’s “Proportionate Share” shall be made in accordance with the methodology delivered to Purchaser prior to the Investigation Period Notice Date.

SECTION 22

MISCELLANEOUS

22.1     The Section headings are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Purchase Agreement or any of the provisions hereof.

22.2     This Purchase Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Purchase Agreement. Neither this Purchase Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

22.3     The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Purchase Agreement, except those, if any, which are herein specifically stated to survive the Closing. No representation, warranty or obligation of either party to this Purchase Agreement shall survive the delivery of the Deed except as otherwise expressly set forth in this Purchase Agreement.

22.4     This Purchase Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

22.5     This Purchase Agreement shall not be binding or effective until properly executed and delivered by Seller and Purchaser to each other.

22.6     In the event of any dispute with respect to the reasonableness of any failure or refusal of Seller to grant its consent or approval or to act reasonably in connection with any provisions of this Purchase Agreement where Seller has agreed not to unreasonably withhold its consent or approval or has agreed to act in a reasonable manner, Purchaser may, as its exclusive remedy, seek specific performance of such consent or approval or act. In no event, however, will Seller be liable for money damages whatsoever by reason of such actions.

22.7     Seller represents that its Federal Employer Identification Number is [****]; and Purchaser represents that its Federal Employer Identification Number is [****].

22.8     In the event any portion of this Purchase Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Purchase Agreement and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Purchase Agreement.

22.9     As used in this Purchase Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

22.10     The parties agree that this Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws provisions.

22.11     This Purchase Agreement may be executed in any number of counterparts which together shall constitute the agreement of the parties.

22.12     Purchaser shall have a vendee’s lien against the Premises for the amount of the Deposit, but such lien shall not continue after default by Purchaser under this Purchase Agreement.

22.13     Purchaser shall not record this Purchase Agreement or any memorandum or assignment thereof. Should Purchaser violate the provisions of the foregoing sentence, this Purchase Agreement, at Seller’s option, shall become null and void, whereupon all rights of the Purchaser shall cease and terminate and Seller shall have the right to retain the Deposit and any Extension Fees previously paid by Purchaser as and for liquidated damages on account of such default by Purchaser.

22.14     Purchaser and Seller hereby waive trial by jury in any action, proceeding or counterclaim arising out of this Purchase Agreement, provided such waiver is not prohibited by any laws of the State of New York. Any action or proceeding brought by either party hereto against the other, directly or indirectly, arising out of this Purchase Agreement, shall be instituted in a court in the County and all motions in any such action shall be made in the County. This Section 22.14 shall survive the Closing.

22.15     Purchaser shall accept unacknowledged receipts, checks, letters, statements or other proof as to the amount of any liens on the Premises in the event that said liens are less than the record amounts and similar proof will be acceptable as to the payment of such liens, provided that the Title Company omits any exception as to such liens from Purchaser’s title policy.

22.16     No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

22.17     This Purchase Agreement is completely non-recourse as to Seller, and as such, only Seller’s interest in the Premises shall be subject to execution, attachment or any other claim or proceeding on account of any obligation of Seller hereunder.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first above written.

SELLER: GSD FLOWERFIELD LLC By: Name: Peter Pitsiokos Title: Date: PURCHASER: BSL ST. JAMES LLC By: Name: Sarah Laffey Title: Vice President Date:

Read and Agreed:

For Purposes of §§ 2.2, 2.3, 3.3A, 3.4B and 3.4C

[****]

By:

                                    Escrow Agent

EXHIBIT “A”

ALTERNATE PLAN NO. 10

KEY LOCATION MAP
Flowerfield
ALTERNATE PLAN NO. 10
115-ROOM HOTEL (35 FEWER THAN PROPOSED ACTION-BASE PLAN)
183,150 S.F. CORPORATE TECHNOLOGY OFFICE
280 ASSISTED LIVING UNITS (60 MORE THAN PROPOSED ACTION-BASE PLAN)
GYRODYNE, LLC
1 FLOWERFIELD
ST. JAMES, TOWN OF
SMITHTOWN, SUFFOLK
COUNTY, NEW YORK
APRIL, 2019

Figure 19-1 (continued)

Page 19-30

EXHIBIT “B”

PERMITTED EXCEPTIONS

a.	Zoning and subdivision laws, regulations and ordinances and landmark, historic or wetlands designation.

b.

General real estate taxes and special assessments, water and sewer charges and all other liens and charges of every description which are a lien but are not then due and payable or delinquent or are the subject of apportionment pursuant to this Purchase Agreement.

c.

Standard printed exceptions contained in the form of fee title policy then issued by the title insurance company insuring the fee title with regard to taxes or assessments which are not shown as existing liens by the records of any taxing authority that levies taxes or assessments on real property or by the public records.

d.	all matters revealed in the Title Commitment obtained by Purchaser and approved or deemed approved by Purchaser as provided in Section 1.2 of this Purchase Agreement.

EXHIBIT “C”

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made as of this day of August, 2019, by and among GSD FLOWERFIELD LLC, having an office at 1 Flowerfield Road, Suite 24, St. James, New York 11780 (“Seller”), BSL ST. JAMES LLC, having its principal place of business at [****] (“Purchaser”) and [****] (“Escrow Agent”).

WITNESSETH

WHEREAS, Seller and Purchaser have entered into a Purchase and Sale Agreement, dated August , 2019 (“Purchase Agreement”) pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase , approximately nine (9.0) acres of vacant land generally shown as Lot 4 on that certain Alternate Plan No. 10, prepared by Cameron Engineering & Associates, LLP, dated April 2019, a copy of which is annexed hereto and made a part of the Purchase Agreement as EXHIBIT “A” (“Premises”);

WHEREAS, pursuant to Section 2.2 and Section 2.3 of the Purchase Agreement, Purchaser is obligated to make (i) a deposit in the amount of [****] (the “Initial Deposit”); and (ii) a second deposit in the amount of [****] (the “Additional Deposit”, hereinafter together with the Initial Deposit collectively referred to as the “Deposit”); and

WHEREAS, in furtherance of the Purchase Agreement, Seller and Purchaser desire that Escrow Agent hold the Deposit in escrow, and Escrow Agent is willing to do so, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is duly acknowledged, the parties hereto agree as follows:

1.          The Initial Deposit and the Additional Deposit shall each be delivered to Escrow Agent either (a) in the form of an unendorsed check issued by a bank which is a member of the New York Clearinghouse Association, in the amount of the Initial Deposit and Additional Deposit, respectively, payable to the order of Escrow Agent, as escrow agent, or (b) by electronic wire transfer of immediately available funds pursuant to Escrow Agent’s wire instructions annexed to and made a part of this Agreement.

2.          The Initial Deposit and Additional deposit shall each be deposited by Escrow Agent in an interest-bearing money account. All interest will accrue to and be reported to applicable taxing authorities, including the Internal Revenue Service, for the account of Seller. Seller and Purchaser shall each supply Escrow Agent with its federal Employee Identification Number (EIN). A Form W-9 is annexed to this Escrow Agreement and must be completed by Seller concurrently with Seller’s execution of this Agreement. Seller and Purchaser agree that Escrow Agent shall not be responsible for any penalties, loss of principal or interest, or the consequences of a delay in withdrawal of the Deposit (or any portion thereof) and interest accrued thereon, (the “Escrow”), if any, which may be imposed as a result of the making or the redeeming of the above investment, as the case may be, pursuant to this Agreement. Escrow Agent shall not be liable for any loss or impairment of the Deposit while the Deposit is in the course of collection or of the Escrow if such loss or impairment results from the failure, insolvency or suspension of the financial institution in which the Deposit (or any portion thereof) is deposited.

3.           Escrow Agent shall hold the Deposit and all interest accrued thereon and shall dispose of the same only in accordance with the following provisions:

a)     Escrow Agent shall deliver the Escrow to Seller or Purchaser, as the case may be, as follows:

[****]

Upon delivery of the Escrow, Escrow Agent shall be relieved of all liability hereunder and Escrow Agent shall deliver the Escrow at the election of the party entitled to receive the same by (i) a good, unendorsed check of Escrow Agent drawn on a bank which is a member of the New York Clearinghouse Association, payable to the order of such party, or (ii) a wire transfer of immediately available funds to an account designated by the party entitled to the Escrow.

b)     (i) Upon receipt of a written demand from Seller or Purchaser under Section 3 (a)(iii) or (iv) above, Escrow Agent shall send a copy of such demand to the other party. Within ten (10) business days after the date of receiving same, but not thereafter, the other party may object to delivery of the Escrow to the party making such demand by giving a notice of objection ("Notice of Objection") to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand, and thereafter, in its sole and absolute discretion, Escrow Agent may elect to either:

(A)

continue to hold the Escrow until Escrow Agent receives a written agreement of Purchaser and Seller directing the disbursement of the Escrow, in which event Escrow Agent shall disburse the Escrow in accordance with such agreement; or

(B)

take any and all actions as Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement, including, without limitation, depositing the Escrow into any court of competent jurisdiction in the County of Suffolk, State of New York and bringing any action of interpleader or any other proceeding.

In the event of any litigation between Seller and Purchaser, Escrow Agent may deposit the Escrow with the clerk of the court in which such litigation is pending. Upon the making of such deposit, Escrow Agent shall be relieved of its duties hereunder and shall have no liability thereafter to any party whatsoever.

c)     (ii) If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder [and whether or not Escrow Agent has received any written demand under Section 3(a)(iii) or (iv), or Notice of Objection under Section 3(b)(i)], notwithstanding anything to the contrary herein, Escrow Agent may hold and apply the Escrow pursuant to Section 3(b)(i)(A) or (B) or may deposit the Escrow into any court of competent jurisdiction in the County of Suffolk, State of New York or may decline to take any other action whatsoever. In the event the Escrow is deposited in a court by Escrow Agent pursuant to this Section 3, Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Escrow, Purchaser and Seller shall pay the reasonable actual out-of-pocket attorneys’ fees and disbursements incurred by Escrow Agent (which said parties shall share equally, but for which said parties shall be jointly and severally liable) for any litigation in which Escrow Agent is named as, or becomes, a party.

4.         Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Seller and Purchaser acknowledge that Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for the negligence or misconduct of Escrow Agent, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all suits, actions, loss, costs, claims, damages, liabilities, and expenses (including, without limitation, reasonable actual out-of-pocket attorneys’ fees and disbursements) (“Liabilities”) which may be incurred by reason of its acting as Escrow Agent. In no event shall Escrow Agent be liable for any lost profits or for any incidental, special, consequential or punitive damages whether or not Escrow Agent knew of the possibility or likelihood of such damages. Escrow Agent's substantial compliance with its standard procedures for provision of the services required pursuant to this Agreement shall be deemed to constitute the exercise of ordinary and due care. Purchaser and Seller hereby agree to jointly and severally indemnify and hold harmless Escrow Agent, and its successors and assigns, from and against any and all Liabilities asserted against them in connection with this Agreement, other than those Liabilities caused by the negligence or misconduct of Escrow Agent.

5.          All notices, demands, offers, elections or other communications required or permitted by this Agreement shall be in writing and shall be personally delivered, by nationally recognized overnight courier and addressed to the party at the following addresses:

IF TO SELLER:	GSD Flowerfield LLC 1 Flowerfield Road
Suite 24 St. James, New York 11780 Attention: Peter Pitsiokos, COO Tel. (631) [****] E-Mail: [****]

WITH A COPY:	[****]

IF TO PURCHASER:	[****]

WITH A COPY:	[****]

IF TO ESCROW AGENT:	[****]

Notice shall be deemed to have been given or delivered upon receipt or first refusal thereof. Notice may be given or received by the attorney for a party with the same force and effect as if given or received by such party.

In its capacity as Escrow Agent, Escrow Agent shall not be responsible for the genuineness or validity of any instrument, document or item deposited with it, and shall have no responsibility other than to faithfully follow the instructions contained herein. The parties hereto agree that Escrow Agent is fully protected in acting in accordance with any written instrument given to it hereunder by any of the parties hereto believed by Escrow Agent to have been signed by the proper person. Escrow Agent may assume that any person purporting to give any notice hereunder has been duly authorized to do so. Escrow Agent shall have no obligation to review or confirm that actions taken pursuant to such notice in accordance with this Agreement comply with any other agreement or document.

6.        Escrow Agent hereunder may resign at any time on giving five (5) days prior written notice to that effect to each of Seller and Purchaser. In such event, a successor escrow agent shall be selected by Seller and approved by Purchaser, such approval not to be unreasonably withheld, conditioned and/or delayed. Escrow Agent shall then deliver to the successor escrow agent the Deposit and any interest earned thereon, if any, to be held by the successor escrow agent pursuant to the terms of this Agreement. If no successor escrow agent is designated and qualified within five (5) business days after Escrow Agent’s resignation is effective, Escrow Agent may apply to a qualified court for the appointment of a successor escrow agent. The reasonable actual out-of-pocket expenses thereof shall be equally borne by Seller and Purchaser.

7.        Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery or to enforce any obligation of any person to perform any other act. Escrow Agent shall have no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under such document.

8.        Escrow Agent shall be entitled to select any and all counsel who may be retained to defend or prosecute any action on behalf of Escrow Agent under or arising out of this Agreement.

9.        The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement, and, except as expressly set forth herein, Escrow Agent will not be charged with knowledge of any provisions of the Purchase Agreement or any other documents executed in connection with the Purchase Agreement. Escrow Agent shall not be liable except for the performance of its duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Escrow Agent.

10.      If either Purchaser or Seller becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if Escrow Agent is otherwise served with legal process which Escrow Agent in good faith believes affects funds deposited with Escrow Agent, Escrow Agent shall have the right to place a hold on funds deposited with Escrow Agent until such time as Escrow Agent receives an appropriate court order or other assurances satisfactory to Escrow Agent (in Escrow Agent’s sole discretion) establishing that the funds may continue to be held or disbursed, as the case may be, according to the instructions contained in this Agreement.

11.      If at any time Escrow Agent, in good faith, is in doubt as to the action it should take under this Agreement, Escrow Agent shall have the right (i) to place a hold on funds on deposit with Escrow Agent until such time as Escrow Agent receives an appropriate court order or other assurances satisfactory to Escrow Agent as to the disposition of funds in Escrow Agent’s possession; or (ii) to commence, at the expense of both Seller and Purchaser, an interpleader action in any court of competent jurisdiction situated in the County of Suffolk in the State of New York and to take no further action except in accordance with joint instructions from Purchaser and Seller or in accordance with the final order of the court in such action.

12.      It is expressly agreed that this Agreement is for the sole benefit of the parties hereto and shall not be construed or deemed to have been made for the benefit of any third party or parties.

13.      This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New York applicable to contracts executed, delivered and to be fully performed in New York without giving effect to its conflict of laws provisions.

14.      If any provision of this Agreement or the application thereof to any entity, person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other entities, persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

15.      This Agreement contains the entire understanding between the parties hereto. No waivers, variations, modifications or changes hereto shall be binding upon any party hereto, unless set forth in a document duly executed by all parties hereto.

16.      Whenever used herein, the singular number shall include the plural, and the use of any gender shall include all genders. Obligations under this Agreement shall be binding upon Seller and Purchaser, jointly and severally. This Agreement shall be binding upon and enforceable between, and inure to the benefit of, Seller and Purchaser, their heirs, executors, administrators, legal representatives, successors, assigns or trustees.

17.      This Agreement may be executed in multiple original counterparts, all of which shall be deemed to be originals and with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one and the same instrument.

18.       Each party waives the right to a jury in any dispute relating to this Agreement.

19.      The provisions of this Agreement shall survive its termination and the termination of, or closing under, the Purchase Agreement.

 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER:

GSD FLOWERFIELD LLC

By:

Name: Title:

PURCHASER

BSL ST. JAMES LLC

By:

Name: Title:

ESCROW AGENT

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By:

Name: Title:

WIRE INSTRUCTIONS AND FORM W-9 TO BE ANNEXED TO THIS AGREEMENT

EXHIBIT “D”

ESTIMATE OF COMMON FACILITIES COSTS

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